CERTIFICATE ELIMINATING
REFERENCE TO A SERIES
OF SHARES OF STOCK FROM THE
CERTIFICATE OF INCORPORATION

OF

O2DIESEL CORPORATION

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the "Company") is O2Diesel Corporation.

2. The designation of the series of shares of stock of the corporation to which this certificate relates is the Series A Convertible Preferred Stock, $ .0001 par value per share (the “Series A Preferred Stock”), and the Series B Convertible Preferred Stock, $ .0001 par value per share (the “Series B Preferred Stock”).

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of this Series A Preferred Stock and Series B Preferred Stock are set forth in the Company’s Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on September 20, 2004.

4. The Board of Directors of the corporation has adopted the following resolution:

WHEREAS, the Company’s Certificate of Incorporation authorizes 800,000 shares, par value $0.0001 per share, of a series of its preferred stock, designated Series A Preferred Stock, and 750,000 shares, par value $0.0001 per share, of a series of its preferred stock, designated Series B Preferred Stock;

WHEREAS, in April 2006, the holder of 800,000 shares of Series A Preferred Stock converted such stock into 8,000,000 shares of common stock;

WHEREAS, in April 2006, the holder of 750,000 shares of Series B Preferred Stock converted such stock into 7,500,000 shares of common stock; and

WHEREAS, the Board believes it is in the best interests of the Company to eliminate the designation of the Series A and Series B Preferred Stock.

* * * * *

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of stock of the Company of the Series A and B Preferred Stock designation are outstanding, and

FURTHER RESOLVED, that none of the said Series A or B Preferred Stock of the Company will be issued, and be it

FURTHER RESOLVED, that the proper officer of the Company be and hereby is authorized to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Certificate of Incorporation of the Company all reference to the said Series A and B Preferred Stock; and be it

5. The effective time of this certificate shall be December 6, 2006.

Dated December 5, 2006.

/s/ David H. Shipman
Name: David H. Shipman
Title: Chief Financial Officer